Exhibit 99

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Agency Contact:
Smadar Lavi	Miri Segal/Brett Maas
Investor Relations	MS/Hayden - IR
775-356-9029	917-607-8654/646-536-7331
slavi@ormat.com	msegal@ms-ir.com / brett@haydenir.com

Ormat Technologies announces closing of its equity transaction with Northleaf for the sale and purchase of an equity interest in a portfolio with an aggregate value of $442 million

Ormat receives $162.3 million for 36.75% equity interest in a 106 MW portfolio

RENO, Nevada, April 30, 2015 -- Ormat Technologies, Inc. (NYSE: ORA) announced today that its wholly-owned subsidiary Ormat Nevada Inc. (Ormat) fulfilled all conditions precedent and achieved financial closing under the previously announced equity transaction with Northleaf Capital Partners.

Pursuant to the purchase agreement, which the parties executed on February 5, 2015, Northleaf acquired a 36.75% equity interest in a newly established Ormat holding company subsidiary for a purchase price of $162.3 million. The joint venture includes Ormat's Puna geothermal power plant in Hawaii, the Don A. Campbell geothermal power plant in Nevada, and nine power plant units across three recovered energy generation assets known as OREG 1, OREG 2, and OREG 3.

The purchase price implies an aggregate transaction value of approximately $442 million. The actual purchase price and the percentage interest acquired by Northleaf were adjusted based on the Canadian Dollar / US Dollar exchange rate and was affected by the devaluation of the Canadian Dollar.

Northleaf is a leading independent global private equity and infrastructure manager, with offices in Toronto, Canada, London, UK and Menlo Park, USA and more than $6 billion in commitments under management. Northleaf’s infrastructure program is focused on long-term investments in core assets in OECD member countries.

“We are pleased to accomplish the transaction closing with our new proven and strong capital partner,” said Isaac Angel, Ormat's CEO “This transaction will strengthen our balance sheet and will enable us to leverage our financial capabilities to support future strategic opportunities. We are looking forward to the next milestone with Northleaf, adding Don A. Campbell phase 2 to the JV when it reaches final completion”

About Ormat Technologies

With five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company currently engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter - a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 69 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 470 employees in the United States and over 600 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 1,900 MW of gross capacity. Ormat’s current 647 MW generating portfolio is spread globally in the U.S., Guatemala and Kenya.

Ormat's Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2014.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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